Exhibit 99.1

Endurance International Group Announces Potential Refinancing of Its Senior Secured Term Loans

BURLINGTON, MA (May 22, 2017) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today announced a potential refinancing of its senior secured term loans to reduce interest expense and extend the maturity of the term loans that currently mature in November 2019.

The consummation of the potential refinancing is subject to completion of definitive agreements as well as market and other conditions. There can be no assurance that the refinancing will occur, or, if it does, as to the terms or conditions of the refinancing.

Endurance also announced today that it is confirming its previously announced 2017 GAAP revenue, adjusted EBITDA and free cash flow guidance, as set forth in its earnings release issued on May 2, 2017. The company’s free cash flow guidance does not reflect the impact of the potential refinancing.

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ: EIGI) (em)Powers millions of small businesses worldwide with products and technology to vitalize their online web presence, email marketing, mobile business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, iPage, Domain.com, BigRock, SiteBuilder and SinglePlatform, among others. Headquartered in Burlington, Massachusetts, Endurance employs more than 4,000 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning the potential refinancing. These forward-looking statements reflect our current views about our plans, intentions and expectations, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that they will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and may be affected by a variety of risks and factors that are beyond our control, including, without limitation: market conditions, regulatory developments, domestic and global political developments and other risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2017 filed with the SEC on May 9, 2017 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Lark-Marie Antón

Endurance International Group

(646) 887-7272

press@endurance.com

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